Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Senior Managing Director

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2011 FOURTH

QUARTER AND FULL YEAR RESULTS

•	Declares Quarterly Cash Dividend of $0.075 per Share

EL SEGUNDO, Calif., February 28, 2012 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2011 fourth quarter and full year ended January 1, 2012.

As the Company previously reported, net sales for the fiscal 2011 fourth quarter were $226.7 million, compared to net sales of $226.7 million for the fourth quarter of fiscal 2010. Same store sales decreased 2.1% for the fourth quarter of fiscal 2011.

Gross profit for the fiscal 2011 fourth quarter was $70.7 million, compared to $75.8 million in the fourth quarter of the prior year. The Company’s gross profit margin was 31.2% in the fiscal 2011 fourth quarter versus 33.4% in the fourth quarter of the prior year. The decrease in gross profit margin was driven primarily by lower merchandise margins of 190 basis points reflecting the largely anticipated impacts of product cost inflation and increased promotional activities, as well as a product sales mix shift away from higher margin winter product categories due to unfavorable winter weather conditions.

Selling and administrative expense as a percentage of net sales was 31.3% in the fiscal 2011 fourth quarter versus 30.5% in the fourth quarter of the prior year. The increase was primarily due to flat year-over-year net sales combined with higher store-related expenses reflecting an increased store count and increased advertising expense. Selling and administrative expense for the fiscal 2011 fourth quarter includes a non-cash pre-tax impairment charge of $1.5 million, or $0.05 per diluted share, related to certain underperforming stores.

The Company reported a net loss for the fourth quarter of fiscal 2011 of $9,000, or $0.00 per diluted share, including the non-cash impairment charge of $0.05 per diluted share. For the fourth quarter of fiscal 2010, net income was $4.0 million, or $0.18 per diluted share, including a net charge of $0.07 per diluted share related to legal matters.

For the fiscal 2011 full year, net sales increased to $902.1 million from net sales of $896.8 million for fiscal 2010. Same store sales decreased 1.2% in fiscal 2011 from fiscal 2010. Net income in fiscal 2011 was $11.7 million, or $0.53 per diluted share, including non-cash impairment charges of $0.07 per diluted share, compared to net income in fiscal 2010 of $20.6 million, or $0.94 per diluted share, including the net charge of $0.07 per diluted share for legal matters.

“As we previously reported, our fourth quarter performance was impacted by negative same store sales over the second half of the quarter,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Although same store sales were positive over the first half of the quarter, the holiday selling period was below expectations as our results were heavily influenced by a lack of favorable winter weather in most of our markets and a highly promotional environment.”

Mr. Miller continued, “During the first quarter of 2012, we have continued to experience poor winter weather conditions and reduced demand for winter products in most of our geographic markets. Despite the adverse impact of the weather on our winter product sales, we are encouraged by the positive performance of a number of our other key product categories that have begun to benefit from new merchandise initiatives. We remain focused on refining our merchandise mix and adjusting our promotional and marketing plans to better appeal to today’s consumer. We are pleased with the early results of these efforts, and are excited about the potential positive effect on upcoming seasons.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.075 per share of outstanding common stock, which will be paid on March 22, 2012 to stockholders of record as of March 8, 2012.

Share Repurchases

During the fiscal 2011 fourth quarter, the Company repurchased 109,550 shares of its common stock for a total expenditure of $1.0 million. As of the end of fiscal 2011, the Company had approximately $13.2 million available for future stock repurchases under its $20.0 million share repurchase program authorized in the fiscal 2007 fourth quarter.

Guidance

For the fiscal 2012 first quarter, the Company expects same store sales in the negative low single-digit range and earnings per diluted share in the range of $0.00 to $0.06. This guidance reflects anticipated continued pressure on merchandise margins reflecting the impacts of product cost inflation and increased promotional activities, as well as a product sales mix shift away from higher margin winter product categories due to unfavorable winter weather conditions. For comparative purposes, the Company’s earnings per diluted share for the first quarter of fiscal 2011 were $0.13.

Store Openings

The Company opened eight new stores during the fourth quarter, bringing its store count at the end of fiscal 2011 to 406 stores from 398 stores at the end of fiscal 2010. During the fiscal 2012 first quarter, the Company anticipates opening one new store, which is a relocation of an existing store that is expected to close later in the year. For the fiscal 2012 full year, the Company currently anticipates opening approximately ten new stores and relocating approximately seven stores.

Conference Call Information

The Company will host a conference call and audio webcast today, February 28, 2012, at 2:00 p.m. Pacific Time (5:00 p.m. EST) to discuss financial results for the fourth quarter and full year of fiscal 2011. To access the conference call, participants in North America should dial (888) 504-7962, and international participants should dial (719) 325-2338. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through March 13, 2012 by calling (877) 870-5176 to access the playback; pass code is 6314624.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 406 stores in 12 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, litigation risks, disruption in product flow, changes in interest rates, credit availability, and higher costs associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2010 and Quarterly Report on Form 10-Q for the third quarter of fiscal 2011. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	January 1, 2012	January 2, 2011

ASSETS
Current assets:
Cash and cash equivalents	$4,900	$5,620
Accounts receivable, net of allowances of $142 and $201, respectively	13,106	15,000
Merchandise inventories, net	264,278	254,217
Prepaid expenses	7,972	7,588
Deferred income taxes	8,410	9,447

Total current assets	298,666	291,872

Property and equipment, net	75,369	81,333
Deferred income taxes	13,236	12,396
Other assets, net of accumulated amortization of $383 and $69, respectively	2,360	2,322
Goodwill	4,433	4,433

Total assets	$394,064	$392,356

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$77,593	$94,818
Accrued expenses	62,547	64,392
Current portion of capital lease obligations	1,617	1,925

Total current liabilities	141,757	161,135

Deferred rent, less current portion	22,483	24,349
Capital lease obligations, less current portion	3,145	1,569
Long-term debt	63,476	48,313
Other long-term liabilities	6,613	6,264

Total liabilities	237,474	241,630

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,483,815 and 23,315,832 shares, respectively; outstanding 21,890,970 and 21,832,537 shares, respectively	235	233
Additional paid-in capital	99,665	97,910
Retained earnings	79,037	73,949
Less: Treasury stock, at cost; 1,592,845 and 1,483,295 shares, respectively	(22,347)	(21,366)

Total stockholders’ equity	156,590	150,726

Total liabilities and stockholders’ equity	$394,064	$392,356

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011

Net sales (1)	$226,723	$226,711	$902,134	$896,813

Cost of sales	156,034	150,931	610,531	599,101

Gross profit (1)	70,689	75,780	291,603	297,712

Selling and administrative expense (1) (2)	70,846	69,122	272,436	263,488

Operating income (loss)	(157)	6,658	19,167	34,224

Interest expense	723	738	2,561	2,108

Income (loss) before income taxes	(880)	5,920	16,606	32,116

Income taxes	(871)	1,966	4,933	11,554

Net income (loss) (1) (2)	$(9)	$3,954	$11,673	$20,562

Earnings per share (1) (2):
Basic	$—	$0.18	$0.54	$0.95

Diluted	$—	$0.18	$0.53	$0.94

Dividends per share	$0.075	$0.05	$0.30	$0.20

Weighted-average shares of common stock outstanding:
Basic	21,647	21,590	21,656	21,552

Diluted	21,647	21,923	21,869	21,890

(1)

In the fourth quarter of fiscal 2010, the Company recorded a net pre-tax charge of $2.3 million, reflecting a legal settlement accrual, of which $0.8 million was classified as a reduction to net sales and $1.5 million was classified as selling and administrative expense. This charge reduced net income in fiscal 2010 by $1.5 million, or $0.07 per diluted share.

(2)

In the fourth quarter of fiscal 2011 and full fiscal year 2011, the Company recorded a pre-tax non-cash impairment charge of $1.5 million and $2.1 million, respectively, related to certain underperforming stores. This impairment charge was included in selling and administrative expense, and reduced net income in the fourth quarter of fiscal 2011 and full fiscal year 2011 by $1.1 million and $1.5 million, respectively, or $0.05 per diluted share and $0.07 per diluted share, respectively.